Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Lexington Realty Trust:

We consent to the use of our reports dated February 26, 2015, with respect to the consolidated financial statements and the related financial statement schedule of Lexington Realty Trust and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

New York, New York
December 21, 2015